As filed with the Securities and Exchange Commission on May 17, 2012

Registration No. 333-[    ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LyondellBasell Industries N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	2860	98-0646235
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Stationsplein 45

3013AK Rotterdam

The Netherlands

31 10 275 5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig B. Glidden

Stationsplein 45

3013AK Rotterdam

The Netherlands

31 10 275 5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
5% Senior Notes Due 2019	$2,000,000,000	100%	$2,000,000,000	$229,200
5.75% Senior Notes Due 2024	$1,000,000,000	100%	$1,000,000,000	$114,600
Total	$3,000,000,000	100%	$3,000,000,000	$343,800

(1)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED May 17, 2012

PROSPECTUS

LYONDELLBASELL INDUSTRIES N.V.

OFFER TO EXCHANGE

$2,000,000,000 5% Senior Notes Due 2019

$1,000,000,000 5.75% Senior Notes Due 2024

FOR

$2,000,000,000 5% Senior Notes Due 2019

$1,000,000,000 5.75% Senior Notes Due 2024

The Exchange Offer:

•

The exchange offer is not conditional upon any minimum principal amount of outstanding 5% Senior Notes due 2019 (the “outstanding 5% notes”) or outstanding 5.75% Senior Notes due 2024 (the “outstanding 5.75% notes,” together with the outstanding 5% notes, the “outstanding notes”) being tendered for exchange.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2012, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes:

•

The terms of the exchange notes to be issued in exchange for the outstanding notes (the “exchange 5% notes,” the “exchange 5.75% notes,” and, together, the “exchange notes”) are identical to the outstanding notes, except that the exchange notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Resale of Exchange Notes:

•	Broker-dealers who receive exchange notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such exchange notes.

•

Broker-dealers who acquired outstanding notes as a result of market-making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

You should consider carefully the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2012

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “Commission” or “SEC”). In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than its respective date.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

WHERE TO FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-[    ]) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. As described below, the registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge or may be obtained without charge to holders of outstanding notes upon written or oral request. To obtain timely delivery of any requested information, holders of outstanding notes must make any request no later than five business days prior to the expiration of the exchange offer. To obtain timely delivery, you must request the information no later than [            ], 2012.

We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such materials at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus.

We incorporate by reference in this prospectus the following documents that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 as filed with the SEC on April 30, 2012;

•	Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 29, 2012; and

•

Current Reports on Form 8-K filed with the SEC on September 27, 2011 (as amended by Amendment No. 1 filed on January 31, 2012), March 1, 2012, March 26, 2012, March 27, 2012, April 10, 2012, May 7, 2012, May 11, 2012 and May 15, 2012.

We also incorporate by reference any future filings we make with SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K that have been furnished (and not filed), unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document) until the Exchange Offer has been completed. All filings we file under the Exchange Act after the date of this initial registration statement on Form S-4 and prior to effectiveness of such registration statement shall also be deemed to be incorporated by reference into the prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number and may view the documents by accessing our website at www.lyondellbasell.com:

LyondellBasell Industries N.V.

c/o Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

Attn: Secretary to the Supervisory Board

(713) 309-7200

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

LyondellBasell Industries N.V. is organized under the laws of The Netherlands. LyondellBasell Industries N.V. has agreed, in accordance with the terms of the indenture under which the exchange notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the exchange notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for securityholders to enforce judgments of courts of the U.S. predicated upon the civil liability provisions of the U.S. federal securities laws against certain of LyondellBasell Industries N.V.’s assets. A judgment of a U.S. court based solely upon civil liability under those laws may be unenforceable outside of the U.S. In addition, awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in jurisdictions outside of the U.S.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the words “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	if we are unable to comply with the terms of our credit facilities and other financing arrangements, those obligations could be accelerated, which we may not be able to repay;

•

we may be unable to incur additional indebtedness or obtain financing on terms that we deem acceptable, including for refinancing of our current obligations; higher interest rates and costs of financing would increase our expenses;

•	our ability to implement business strategies may be negatively affected or restricted by, among other things, governmental regulations or policies;

•

the cost of raw materials represents a substantial portion of our operating expenses, and energy costs generally follow price trends of crude oil and natural gas; price volatility can significantly affect our results of operations and we may be unable to pass raw material and energy cost increases on to our customers;

•	industry production capacities and operating rates may lead to periods of oversupply and low profitability;

•	uncertainties associated with worldwide economies create increased counterparty risks, which could reduce liquidity or cause financial losses resulting from counterparty exposure;

•	the negative outcome of any legal, tax and environmental proceedings may increase our costs;

•

we may be required to reduce production or idle certain facilities because of the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries, which would negatively affect our operating results;

•

we may face operating interruptions due to events beyond our control at any of our facilities, which would negatively impact our operating results, and because the Houston refinery is our only North American refining operation, we would not have the ability to increase production elsewhere to mitigate the impact of any outage at that facility;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring significant capital expenditures;

•	we face significant competition due to the commodity nature of many of our products and may not be able to protect our market position or otherwise pass on cost increases to our customers;

•	we rely on continuing technological innovation, and an inability to protect our technology, or others’ technological developments could negatively impact our competitive position; and

•

we are subject to the risks of doing business at a global level, including fluctuations in exchange rates, wars, terrorist activities, political and economic instability and disruptions and changes in governmental policies, which could cause increased expenses, decreased demand or prices for our products and/or disruptions in operations, all of which could reduce our operating results.

Any of these factors, or a combination of these factors, could materially affect our future results of operations (including those of our joint ventures) and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of future performance, and our actual results and future developments (including those of our joint ventures) may differ materially from those projected in the forward-looking statements. Our management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

All subsequent written and oral forward looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes and the information incorporated by reference into this prospectus, before making an investment decision. In this prospectus, the terms “our,” “we,” “us,” “LyondellBasell,” the “Company,” and similar terms refer to LyondellBasell Industries N.V. and include all of our consolidated subsidiaries unless the context requires otherwise. Finally, the term “you” refers to a holder of the outstanding notes or the exchange notes.

In this prospectus we refer to the notes to be issued in the exchange offer as the “exchange notes” and the notes issued on April 9, 2012 as the “outstanding notes.” We refer to the exchange notes and the outstanding notes collectively as the “notes.”

The Company

Overview

We are the world’s third largest independent chemical company based on revenues and an industry leader in many of our product lines. We are a top worldwide producer of propylene oxide, polyethylene , ethylene and propylene and the world’s largest producer of polypropylene and polypropylene compounds. Additionally, we are a leading provider of technology licenses and a supplier of catalysts for polyolefin production. Our refinery in Houston, Texas is among North America’s largest full conversion refineries capable of processing significant quantities of heavy, high-sulfur crude oil. We participate in the full petrochemical value chain, from refining to specialized end uses of petrochemical products, and we believe that our vertically integrated facilities, broad product portfolio, manufacturing flexibility, superior technology base and operational excellence allow us to extract value across the full value chain.

Emergence from Chapter 11 Proceedings

We were formed to serve as the parent holding company for certain subsidiaries of LyondellBasell Industries AF S.C.A. (“LyondellBasell AF”) after completion of proceedings under chapter 11 of title 11 of the U.S. Bankruptcy Code. LyondellBasell AF and 93 of its subsidiaries were debtors (the “Debtors”) in jointly administered bankruptcy cases (the “Bankruptcy Cases”) in the U.S. Bankruptcy Court in the Southern District of New York (the “Bankruptcy Court”). Other subsidiaries of LyondellBasell AF were not involved in the Bankruptcy Cases. On April 23, 2010, the Bankruptcy Court approved our Third Amended and Restated Plan of Reorganization and we emerged from bankruptcy on April 30, 2010 (the date of our emergence from bankruptcy being the “Emergence Date”).

Prior to the Emergence Date, we had not conducted any business operations. Accordingly, unless otherwise noted or suggested by context, all financial information and data and financial statements and corresponding notes incorporated herein by reference, as of and prior to the Emergence Date, as contained in this prospectus, reflect the actual historical consolidated results of operations and financial condition of LyondellBasell AF for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby or the adoption of “fresh-start” accounting. Thus, such financial information may not be representative of our performance or financial condition after the Emergence Date. Except with respect to such historical financial information and data and financial statements and corresponding notes incorporated herein by reference or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to us and our subsidiaries following the Emergence Date.

As of the Emergence Date, LyondellBasell AF’s equity interests in its indirect subsidiaries terminated and we now own and operate, directly and indirectly, substantially the same business as LyondellBasell AF owned and operated prior to emergence from the Bankruptcy Cases. References herein or in documents incorporated by reference to “our” historical consolidated financial information (or data derived therefrom) for periods prior to May 1, 2010 should be read to refer to the historical financial information of LyondellBasell AF.

We are the successor to the combination in December 2007 of Lyondell Chemical Company (“Lyondell Chemical”) and Basell AF S.C.A., which created one of the world’s largest private petrochemical companies with significant worldwide scale and leading product positions.

Recent developments

In April 2012, Lyondell Chemical, a wholly owned subsidiary of the Company, conducted cash tender offers (the “Tender Offers”) for any and all of its outstanding 8% Senior Secured Dollar Notes due 2017, outstanding 8% Senior Secured Euro Notes due 2017 and 11% Senior Secured Notes due 2018 (collectively, the “8% and 11% Notes”). The Tender Offers were financed by our April 2012 issuance in a private placement exempt from the registration requirements of the Securities Act of the outstanding notes. As of the expiration of the Tender Offers on April 20, 2012, an aggregate of $10,454,000 in principal amount of dollar-denominated 8% Notes, €1,384,290 in principal amount of euro-denominated 8% Notes, and $57,858,737 in principal amount of 11% Notes remained outstanding.

On May 15, 2012, Lyondell Chemical gave notice of its intent to redeem the 8% and 11% Notes that remain outstanding to the holders of those notes. As a result, all of the 8% and 11% Notes outstanding are due and payable on June 15, 2012. Pursuant to the terms of the indentures governing our 6% Senior Notes due 2021 (the “6% Notes”), as well as the notes, if the guarantees of the 8% and 11% Notes are no longer in effect, the guarantees of the notes and the 6% Notes will be automatically released. As a result of the release of the guarantees on June 15, 2012, the exchange notes, when issued pursuant to the exchange offer, will not be guaranteed. Therefore, we are not registering the guarantees of the notes under the registration statement of which this prospectus forms a part.

General Corporate Information

We are a public company with limited liability (naamloze vennootschap ) incorporated under Dutch law by deed of incorporation dated October 15, 2009.

LyondellBasell Industries N.V.’s corporate seat is located at Stationsplein 45, 3013 AK Rotterdam, The Netherlands. Our website address is www.lyondellbasell.com. The information in our website is not part of, or incorporated by reference into, this prospectus.

The Exchange Offer

In connection with the private offering of the outstanding notes that was completed in April 2012, LyondellBasell, Lyondell Chemical and certain of LyondellBasell’s subsidiaries executed a registration rights agreement with the initial purchasers in the private offering of the outstanding notes in which we agreed to deliver to you this prospectus with respect to the outstanding notes and agreed to use our reasonable best efforts to file and cause to become effective with the Commission an exchange offer registration statement.

The Exchange Offer	We are offering to exchange your outstanding notes for a like principal amount of exchange notes of the same series, which are identical in all material respects, except:

• the exchange notes have been registered under the Securities Act;

• the exchange notes are not subject to transfer restrictions or entitled to registration rights; and

• the exchange notes are not entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2012, unless we decide to extend it.

Resales of Exchange Notes	Based on interpretations by the Commission staff set forth in no action letters, we believe that after the exchange offer you may offer and sell the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act so long as:

• you acquire the exchange notes in the ordinary course of business;

• you do not have an arrangement with another person to participate in a distribution of the exchange notes;

• you are not engaged in a distribution of, nor do you intend to distribute, the exchange notes; and

• if you are a broker-dealer, that you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such exchange notes.

When you tender the outstanding notes, we will ask you to represent to us that:

• you are not our affiliate as defined in Rule 405 of the Securities Act;

• you will acquire the exchange notes in the ordinary course of business; and

• you have not engaged in, do not intend to engage in, nor have any arrangements or understanding with another person to participate in, a distribution of the exchange notes.

If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus if you resell the exchange notes. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that you are an “underwriter” under the Securities Act. You may use this prospectus as it is amended from time to time when you resell exchange notes that were acquired from market-making or trading activities. Starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes during the exchange offer you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange.”

Condition to the Exchange Offer	The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer, or the making of any exchange by a holder of the outstanding notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of outstanding notes being tendered. See “The Exchange Offer — Conditions.”

Procedures for Tendering Outstanding Notes	We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the outstanding notes are held in book-entry accounts maintained by the exchange agent at the Depository Trust Company (“DTC”), Euroclear or Clearstream, Luxembourg a holder need not submit a letter of transmittal. However, all holders who exchange their outstanding notes for exchange notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

Holders of outstanding notes through DTC: If you wish to exchange your outstanding notes and either you or your registered holder hold your outstanding notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “The Exchange Offer — Book-Entry Transfer.”

Holders of outstanding notes through Euroclear or Clearstream, Luxembourg: If you wish to exchange your outstanding notes and either you or your registered holder hold your outstanding notes in book-entry form directly through Euroclear or Clearstream, Luxembourg, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange your outstanding notes for exchange notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise your outstanding notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent before 11:59 p.m., New York City time, on the expiration date of the exchange offer. See “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to the conditions stated in the section “The Exchange Offer — Conditions” of this prospectus, we will accept for exchange any and all outstanding notes that are properly tendered in the exchange offer before 11:59 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Fees and Expenses	We will bear expenses related to the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

U.S. Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. See “United States Federal Income Tax Consequences.”

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent” of this prospectus.

Terms of the Exchange Notes

The exchange notes will be identical to the outstanding notes of the same series except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes.

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the exchange notes, see “Description of the Exchange Notes.”

Issuer	LyondellBasell Industries N.V.

Securities Offered	Up to $2,000 million principal amount of 5% Senior Notes due 2019, which have been registered under the Securities Act.

Up to $1,000 million principal amount of 5.75% Senior Notes due 2024, which have been registered under the Securities Act.

Maturity Date	The exchange 5% notes will mature on April 15, 2019.

The exchange 5.75% notes will mature on April 15, 2024.

Interest Payment Dates	Interest on all exchange notes will be paid semi-annually in cash in arrears on April 15 and October 15 of each year, commencing October 15, 2012.

Ranking	The outstanding notes are, and the exchange notes will be, our general unsecured obligations and will rank pari passu in right of payment with all our other existing and future unsubordinated unsecured indebtedness. The notes will rank effectively junior in right of payment to our secured indebtedness, if any, and to all liabilities of our subsidiaries.

At March 31, 2012, on a pro forma basis after giving effect to the Tender Offers and the redemptions as described under “Prospectus Summary — The Company — Recent Developments,” our subsidiaries would have had approximately $347 million of indebtedness outstanding (excluding intercompany indebtedness and guarantees of indebtedness of joint ventures) that would rank effectively prior to the notes with respect to the assets of such subsidiaries.

Optional Redemption	We may, in whole at any time or in part from time to time prior to the date that is 90 days prior to the scheduled maturity date of the exchange notes, redeem the exchange notes at our option at a redemption price equal to 100% of the principal amount thereof plus the applicable make-whole premium as of, and accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date.

In addition, we may, in whole at any time or in part from time to time after the date that is 90 days prior to the final maturity date of the exchange notes, redeem the notes at our option at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, and additional interest, if any, to, but not including, the applicable redemption date.

Change of Control	Upon the occurrence of a change of control repurchase event (as defined in “Description of the Exchange Notes — Certain Definitions”) after the issue date of the notes, we must offer to repurchase the exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

Certain Indenture Covenants	We issued the outstanding notes, and will issue the exchange notes, under an indenture with Wells Fargo Bank, National Association, the trustee. The indenture, among other things, restricts our ability to:

• incur indebtedness, including secured indebtedness and indebtedness of our subsidiaries;

• enter into certain sale and lease-back transactions; and

• enter into consolidations, mergers or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in “Description of the Exchange Notes — Certain Covenants.”

Guarantees	The outstanding notes have been jointly and severally, and irrevocably and unconditionally, guaranteed on a senior basis by, subject to certain exceptions, each of our existing and future wholly owned domestic subsidiaries that is an issuer or coissuer in respect of, or guarantees, certain of our indebtedness (the “Guarantors”).

The obligations of the Guarantors will be automatically released as of June 15, 2012 (see “ — The Company — Recent Developments”). It is not expected that the exchange notes will receive the benefit of any guarantee.

Absence of Public Market for the Notes	The exchange notes will be new securities for which there will not initially be a market. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automatic dealer quotation system.

Risk Factors	Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 11 for a discussion of certain factors you should consider in evaluating whether or not to tender your outstanding notes.

RISK FACTORS

You should carefully consider the risk factors identified in Part 1, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2011 before making an investment in the notes. You should also carefully consider the risks described below, the other information set forth in this prospectus and the documents incorporated by reference in this prospectus before making an investment decision in the notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially impair our business operations. The events discussed in the risk factors included or incorporated by reference in this prospectus may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such case, the trading price of our securities, including the exchange notes, could decline and you might lose all or part of your investment.

Risks Relating to the Exchange Notes and the Exchange Offer

If you fail to exchange your outstanding notes, they will continue to be restricted securities and may become less liquid.

Outstanding notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. This means that you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the outstanding notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Procedures for Tendering.” Because we anticipate that most holders of the outstanding notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for the outstanding notes remaining after the completion of the exchange offer will be substantially limited. Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding notes at maturity.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your outstanding notes only if you properly tender the outstanding notes before expiration of the exchange offer. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of the outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your outstanding notes are held and instruct that person to tender on your behalf.

The exchange notes will be unsecured and subordinated to the rights of our secured debt, if any.

The exchange notes will be our general unsecured obligations and will rank pari passu in right of payment with all our other existing and future unsubordinated unsecured indebtedness. The exchange notes will rank effectively junior in right of payment to any of our secured indebtedness. If we are declared bankrupt, become insolvent or are liquidated or reorganized, or the payment of any part of our senior debt is accelerated, any of our secured indebtedness will be entitled to be paid in full from our assets securing that indebtedness before any payment may be made with respect to the exchange notes. Holders of the exchange notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the exchange notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the exchange notes. As a result, holders of the exchange notes would likely receive less, ratably, than holders of secured indebtedness.

The covenants under the indenture governing the notes permits substantial amounts of additional secured indebtedness to be incurred both by us and our subsidiaries.

The exchange notes will be effectively subordinated to all liabilities of our subsidiaries.

The notes will be structurally subordinated to indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of any of our subsidiaries, those subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the Company.

The exchange notes will not be guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes, or to make any funds available. Therefore, whether by dividends, loans, distributions or other payments, any right that we have to receive any assets of any of our subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of March 31, 2012, on a pro forma basis after giving effect to the Tender Offers and the redemptions as described under “Prospectus Summary — The Company — Recent Developments,” our subsidiaries would have had approximately $347 million of indebtedness outstanding (excluding intercompany indebtedness and guarantees of indebtedness of joint ventures) that would rank effectively prior to the notes with respect to the assets of such subsidiaries. Subject to the limits in our indentures, our subsidiaries may incur more debt, and our indentures do not limit the incurrence of liabilities that are not indebtedness such as, for example, contractual obligations and unfunded pension liabilities.

We are a holding company and we depend upon cash distributions from our subsidiaries to service our debt.

As a holding company, we conduct our operations through our operating subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under the exchange notes, depends in part upon the ability of our subsidiaries to make cash distributions to us. Any of our subsidiaries’ declaration of bankruptcy, liquidation, reorganization or acceleration of the payment of any part of their senior debt could materially adversely affect their ability to make cash distributions to us. Additionally, the ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by, among other limitations, applicable provisions of federal and state law and contractual provisions. Any inability of our operating subsidiaries to make dividends or distributions to us, whether by reason of financial difficulties or other restrictions, could have a material adverse effect on our ability to service and repay our debt, including the exchange notes.

There are limited covenants in the indenture governing the exchange notes.

The indenture governing the exchange notes contains limited covenants, including those restricting our ability to incur indebtedness, including secured indebtedness and indebtedness of our subsidiaries, enter into certain sale and lease-back transactions or enter into consolidations, mergers or sales of all or substantially all of our assets. The restrictions on secured indebtedness, indebtedness of our subsidiaries and sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of the Exchange Notes — Certain Covenants.” In light of these exceptions, holders of the exchange notes may be structurally or contractually subordinated to new lenders.

The terms of the indenture governing the exchange notes may restrict our ability to respond to changes or to take certain actions.

The indenture governing the exchange notes issued hereby contains restrictive covenants that may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

•	incur indebtedness, including secured indebtedness and indebtedness of our subsidiaries;

•	enter into certain sale and lease-back transactions; or

•	enter into consolidations, mergers, or sales of all or substantially all of our assets.

A breach of the covenants under our indentures or other debt and credit arrangements could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies, including with respect to the exchange notes offered hereby. In addition, an event of default under our five-year, $2 billion revolver would permit the lenders under the revolver to terminate all commitments to extend further credit under that facility. In the event our lenders or holders of our exchange notes accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

Insolvency laws of jurisdictions outside of the U.S. may preclude holders of the exchange notes from recovering payments due on the exchange notes.

We are organized under the laws of The Netherlands. The insolvency laws of The Netherlands may not be as favorable to your interests as creditors as the laws of the U.S. or other jurisdictions with which you may be familiar.

U.S. investors in the exchange notes may have difficulties enforcing certain civil liabilities.

We are organized under the laws of The Netherlands. We have agreed, in accordance with the terms of the indenture under which the exchange notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for securityholders to enforce judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws against certain of our assets. A judgment of a U.S. court based solely upon civil liability under those laws may be unenforceable outside of the U.S. In addition, awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in jurisdictions outside of the U.S.

Fraudulent transfer and conveyance statutes may limit your rights under the notes.

The issuance of the notes may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, or on behalf of our unpaid creditors. While the relevant laws may vary from state to state, the incurrence of the obligations in respect of the exchange notes will generally be a fraudulent conveyance if (i) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) we received less than reasonably equivalent value or fair consideration in return for issuing the notes, and in the case of (ii) one of the following is also true:

•	we were insolvent or rendered insolvent by reason of issuing the notes;

•	payment of the consideration left us with an unreasonably small amount of capital to carry on the business; or

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature.

If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or further subordinate the notes to our presently existing and future indebtedness or require the holders of the notes to repay any amounts received with respect to the notes. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we were solvent at the relevant time, or regardless of the standard used, that the issuance of the notes would not be subordinated to our other debt.

We may not be able to fulfill our repurchase obligations in the event of a change of control repurchase event.

Upon the occurrence of a change of control repurchase event, as defined in the indenture, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the purchase date. Additionally, such events may also constitute a change of control event or an event of default under our other debt and credit facilities and arrangements. The source of funds for any purchase of the exchange notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the exchange notes upon a change of control repurchase event because we may not have sufficient financial resources to repay all of our indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms, or at all. Further, our ability to repurchase the exchange notes may be limited by law. In order to avoid the obligations to repurchase the exchange notes and the repurchase obligations, events of default and potential breaches under our debt arrangements, we may have to avoid certain change of control transactions that would otherwise be beneficial to us. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the exchange notes. See “Description of the Exchange Notes — Change of Control.”

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the exchange notes, constitute a “change of control repurchase event” that would require us to repurchase the exchange notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the exchange notes. See the section titled “Description of the Exchange Notes — Change of Control.”

The definition of change of control in the indenture governing the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain.

A downgrade, suspension or withdrawal of the rating assigned by any rating agency to the exchange notes or to us could cause the liquidity or market value of the exchange notes to decline.

We and the notes have been rated by nationally recognized statistical ratings organizations, and may in the future be rated by additional rating agencies. Any rating so assigned may be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse change to our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the exchange notes.

There is no established trading market for the exchange notes and one may not develop.

There is currently no established trading market for the exchange notes or trading history and an active market may not develop. We do not intend to list the exchange notes on any exchange. If an active market does develop such market may cease at any time. As a result, you may not be able to resell your exchange notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the exchange notes as collateral for loans. In addition, in response to prevailing interest rates and market conditions generally or other factors referred to in the section entitled “Forward-Looking Statements,” the exchange notes could trade at a price higher or lower than their initial offering price and you may not be able to liquidate your investment.

We expect that the trading price of the exchange notes will be significantly affected by changes in the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the exchange notes will depend on a variety of factors, including, without limitation, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

If interest rates, or expected future interest rates, rise during the term of the exchange notes, the yield of the exchange notes will likely decrease. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the exchange notes.

Furthermore, the trading price of the exchange notes will likely be significantly affected by any change in our credit quality and any ratings assigned to us or our debt. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the exchange notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt or repurchasing shares of our common stock, there can be no guarantee that our credit quality will not decline during the term of the exchange notes, which would likely negatively impact the trading price of the exchange notes. Furthermore, a downgrade of our corporate credit ratings could adversely affect our access to capital markets and our cost of borrowing and result in more restrictive covenants in future debt agreements.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of exchange notes will not result in any change in outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

	Successor			Predecessor
	Three Months Ended March 31, 2012	For the Year Ended December 31, 2011	May 1 through December 31, 2010	January 1 through April 30, 2010	For the Year Ended
					December 31, 2009	December 31, 2008	December 31, 2007

Ratio of earnings to fixed charges(a)	7.79x	3.77x	3.71x	10.47x	—	—	3.44x

(a)	For the years 2009 and 2008, earnings were insufficient to cover fixed charges by $4,076 million and $8,131 million, respectively.

We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges consists of earnings before income taxes, undistributed earnings from affiliated companies’ non-controlling interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

DESCRIPTION OF THE EXCHANGE NOTES

The exchange notes will be issued, and the outstanding notes were issued, in two series under an indenture, dated as of April 9, 2012 entered into between the Company, Wells Fargo Bank, National Association, as trustee, and the other parties thereto (the “indenture”). Except as provided in the indenture, each series of notes have identical terms and will vote together as a single class on all matters affecting both of them.

In this description, the words “we,” the “Company,” “us” and “our” refer only to LyondellBasell Industries N.V. and not to any of our subsidiaries.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture and the notes, including, without limitation, the definitions of certain terms in the indenture. We urge you to read the indenture and the registration rights agreement because they, not this description, define your rights as holders of these notes. Copies of the indenture and the registration rights agreement are available upon request of the Company at the address indicated under “Where You Can Find More Information.”

We issued $2 billion of the outstanding 5% notes and $1 billion of the outstanding 5.75% notes under the indenture. As described under “ — Further Issuances,” under the indenture we can issue additional notes at later dates. In addition, we can issue additional series of debt securities without limitation under the indenture in the future. The indenture has been qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for additional provisions that apply to the notes.

General

The notes were issued only in registered form without coupons in denominations of $200,000 and any integral multiple of $1,000 above that amount. The notes are represented by one or more global certificates registered in the name of a nominee of DTC, as described under “ — Book-Entry, Delivery and Form.”

The trustee, through its corporate trust office, acts as our paying agent and security registrar in respect of the notes. However, we may, at our option, make interest payments on the notes by check mailed to the address of the person entitled thereto as such address appears in the security register. So long as the notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

The notes are not entitled to the benefit of any sinking fund. We may at any time and from time to time purchase notes in the open market or otherwise.

Principal, Maturity and Interest

The 5% notes will mature on April 15, 2019. The 5.75% notes will mature on April 15, 2024. Interest on the 5% notes accrues at a rate of 5.0% per annum. Interest on the 5.75% notes accrues at a rate of 5.75% per annum. Interest on the notes is payable semi-annually in arrears on April 15 and October 15 of each year. We will pay interest to those persons who were holders of record on the April 1 or October 1 immediately preceding each interest payment date. Interest on the notes accrues from April 9, 2012, the date of original issuance, or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

You should refer to the description under “ —  The Exchange Offer” for a description of the circumstances under which the interest rate on the notes will increase.

Optional Redemption

We may, at our option, redeem the notes in whole at any time or in part from time to time prior to the date that is 90 days before the scheduled maturity date of the notes of a series. We must give notice no less than 30 nor more than 60 days prior to any such redemption by first-class mail mailed to each holder’s registered address. The redemption price will equal 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record of such series of notes on the relevant record date to receive interest due on the relevant interest payment date).

At any time on or after 90 days prior to the final maturity date of the notes of a series, we may, in whole at any time or in part, redeem the notes of such series (including any additional notes) at our option upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address. The redemption price will equal 100% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record of such series of notes on the relevant record date to receive interest due on the relevant interest payment date).

Any redemption or notice may, at our discretion, be subject to one or more conditions precedent. We may give notice of redemption before the completion of any event or transaction related to such redemption. In addition, if the redemption or notice is subject to satisfaction of conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date or by the redemption date as delayed.

Redemption for Taxation Reasons

The Company may redeem the notes of a series in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the holders of the notes of such series (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of holders of record of such series of notes on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, if the Company determines in good faith that, as a result of :

(1)     any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(2)     any change in, or amendment to, an official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice) of a Relevant Taxing Jurisdiction,

(each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Company is, or on the next interest payment date in respect of the notes of such series would be, required to pay any Additional Amounts or indemnification payments as described below under “ — Additional Amounts,” and such obligation cannot be avoided by taking reasonable measures available to the Company (including the appointment of a new paying agent where this would be reasonable but not including assignment of the obligation to make payment with respect to the notes).

In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at April 9, 2012, such Change in Tax Law must become effective on or after April 9, 2012. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after April 9, 2012, such Change in Tax Law must become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction, unless the Change in Tax Law would have applied to the predecessor of the successor company under “ — Consolidation, Merger and Sale of Assets”.

No notice of redemption as a result of a Change in Tax Law will be given (a) earlier than 90 days prior to the earliest date on which the Company would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or, where relevant, mailing of any notice of redemption of the notes of a series pursuant to the foregoing, the Company will deliver to the trustee (i) an opinion of independent tax counsel to the effect that there has been a Change in Tax Law which would entitle the Company to redeem the notes of such series and (ii) an officers’ certificate to the effect that it cannot avoid the obligation to pay Additional Amounts by taking reasonable measures available to it.

The trustee will accept such officer’s certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders.

Additional Amounts

All payments made under or with respect to the notes by the Company or any entity that becomes a successor to the Company (that is not organized under the laws of the United States and became a successor pursuant to a transaction permitted under “ — Consolidation, Merger and Sale of Assets”) will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other similar liabilities related thereto) (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law in any applicable jurisdiction or political subdivision thereof. If any Taxes are withheld or deducted by or on behalf of any jurisdiction (i) in which the Company is organized, resident or doing business for tax purposes or (ii) from or through which the Company makes any payment on the notes or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), the Company, subject to the exceptions listed below, will pay additional amounts (the “Additional Amounts”) as may be necessary to ensure that the net amount received by each holder of the applicable series of notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted.

The Company will not, however, pay Additional Amounts to a holder or beneficial owner of notes of such series:

(a)     to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the holder’s or beneficial owner’s connection with the Relevant Taxing Jurisdiction or but for any such connection on the part of a partner, beneficiary, settlor or shareholder of such a holder or beneficial owner (other than any connection resulting from the acquisition, ownership, holding or disposition of notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any notes);

(b)     to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the holder or beneficial owner of notes, following a written request, to comply with any certification, identification, information or other reporting requirements, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c)     with respect to any estate, inheritance, gift, sales, personal property or any similar Taxes;

(d)     with respect to any Taxes which are payable otherwise than by withholding from payments of principal of or interest on the notes;

(e)     if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had the holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such note (but only if there is no material cost or expense associated with transferring such note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(f)     to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the later of (i) the date on which payment became due and payable or (ii) the date on which payment is duly provided for;

(g)     with respect to any withholding or deduction that is imposed on a payment to a beneficial owner within the meaning of and that is required to be made pursuant to the European Council Directive 2003/48/EC on the taxation of savings income or any law or other governmental regulation implementing or complying with, or introduced in order to conform to such directive (the “EU Savings Tax Directive”) or is required to be made pursuant to the Agreement between the European Community and the Swiss Confederation dated October 26, 2004 providing for measures equivalent to those laid down in the EU Savings Tax Directive or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreement;

(h)     to the extent of any Taxes imposed by the United States or any political subdivision thereof or tax authority therein; or

(i)     any combination of the items listed above.

The Company will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and provide the same to the trustee.

At least 30 calendar days prior to each date on which any payment under or with respect to a note is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the notes is due and payable, in which case it will be promptly thereafter), the Company will deliver to the trustee an officer’s certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. The Company will promptly publish a notice stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

The Company will indemnify and hold harmless the holders of notes, and, upon written request of any holder of notes, reimburse such holder for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such holder in connection with payments made under or with respect to the notes held by such holder; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such holder after such reimbursement will not be less than the net amount such holder would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed. The indemnification obligation provided for in this paragraph shall not extend to Taxes imposed for which the holder of the notes would not have been entitled to receive payment of Additional Amounts by virtue of clauses (a) through (i) above or to the extent such holder received Additional Amounts with respect to such payments.

The tax gross-up and indemnity obligations described above will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor Person to the Company and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents. Whenever the indenture or this “Description of the Exchange Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any note, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

Change of Control

Upon the occurrence of a Change of Control Repurchase Event with respect to the notes of a series, each holder of notes of such series will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent we have previously or concurrently elected to redeem notes of such series as described under “ — Optional Redemption.”

Within 30 days following any Change of Control Repurchase Event we shall mail a notice (a “Change of Control Offer”) to each holder of notes of such series with a copy to the Trustee stating:

(1)     that a Change of Control Repurchase Event has occurred and that such holder has the right to require us to repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)     the circumstances and relevant facts and financial information regarding such Change of Control Repurchase Event;

(3)     the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)     the instructions determined by us, consistent with the covenant contained in the indenture, that a holder must follow in order to have its notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, we will not be required to make a Change of Control Offer with respect to the notes of a series upon the consummation of a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes of such series properly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by us pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between us and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control Repurchase Event, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit rating.

The occurrence of events that would constitute a Change of Control may also constitute an event of default under or require repurchase of our other indebtedness. Future indebtedness of the Company or its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such credit facility, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Relating to the Notes — We may not be able to fulfill our repurchase obligations in the event of a change of control repurchase event.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the indenture, there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to our obligation to make an offer to repurchase the notes of a series as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes of such series.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Ranking

The notes are:

•	senior unsecured obligations of the Company;

•	equal in ranking in right of payment (“pari passu”) with all our existing and future unsecured debt that is not by its terms subordinated to the notes;

•	senior in right of payment to all of our existing and future subordinated debt; and

•	structurally subordinated to all obligations of our subsidiaries.

If we have any secured debt or other secured obligations, those obligations will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

The guarantees of the notes will be automatically released on June 15, 2012, as described under “ — Guarantees.” We only have a shareholder’s claim on the assets of our subsidiaries. This claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. Holders of the notes are creditors only of the Company, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders of our subsidiaries, are effectively senior to the notes.

As of March 31, 2012, on a pro forma basis after giving effect to the Tender Offers and the redemptions as described under “Prospectus Summary — The Company — Recent Developments, the total outstanding debt of our subsidiaries would have been approximately $347 million. Our subsidiaries also have other liabilities, including contingent liabilities, that may be significant. The indenture contains limitations on the amount of additional debt that we or our subsidiaries may incur, but the additional debt could be substantial, and this debt may be debt of our subsidiaries, in which case this debt would be effectively senior in right of payment to the notes.

The notes are obligations exclusively of the Company. All of the Company’s operations are conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings and cash flows of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments or advancements to us. Certain laws and regulations restrict the ability of our subsidiaries to pay dividends and make loans and advances to us. In addition, such subsidiaries have entered into and may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to us.

The Guarantees

The indenture provides that each existing and subsequently acquired or organized direct or indirect wholly owned U.S. subsidiary of the Company that is an issuer or co-issuer in respect of, or guarantees, certain of our indebtedness will irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the indenture and the notes (the “guarantee”). The Guarantors agree that they will pay principal of, premium, if any, interest and additional interest, if any, on the notes, expenses, indemnification or otherwise. The Guarantors also agree to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the guarantees.

The indenture provides that the obligations of the Guarantor under the guarantee of the notes will be automatically and unconditionally released and discharged when, among other things, such Guarantors no longer are an issuer or co-issuer in respect of, or guarantee, certain indebtedness, including our 8% and 11% Notes. As described under “Prospectus Summary — Recent Developments,” Lyondell Chemical has given notice of its intention to redeem all of the outstanding 8% and 11% Notes on June 15, 2012. Effective as of the date of redemption, there will be no Guarantors that are issuers or co-issuers in respect of, or guarantee, any indebtedness that would require any of our Subsidiaries to guarantee the notes.

Events of Default

Any one of the following events constitutes an “Event of Default” with respect to the notes of each series:

•	we do not pay interest on the notes of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	we do not pay principal or premium, if any, on any note of such series on its due date;

•	we fail to perform any other covenant with respect to the notes of such series and such failure has continued for 90 days after written notice as provided in the indenture;

•

we or any Significant Subsidiary fails to pay any debt for borrowed money within any applicable grace period after maturity or the acceleration of the maturity of any debt for borrowed money of the Company or any Significant Subsidiary if the total amount of the indebtedness is greater than $100 million;

•	any guarantee of a Significant Subsidiary ceases to be in full force and effect, other than pursuant to its terms for a period of 10 days; or

•	certain events in bankruptcy, insolvency or reorganization occur involving us.

If an Event of Default occurs with respect to the notes and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of the series affected thereby, voting as a single class, by notice as provided in the indenture, may declare the principal amount of all the notes of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to the notes of such series has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the notes of such series may, under certain circumstances, rescind and annul such acceleration.

The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes each series affected thereby, voting as a single class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the notes of such series. However, the trustee is not obligated to take any action unduly prejudicial to holders not joining in such direction or subjecting the debt trustee to personal liability.

We are required to furnish to the trustee annually a statement as to the performance of our obligations under each indenture and as to any default in such performance under the indenture.

Satisfaction and Discharge

We may discharge all of our obligations to holders of the notes of a series that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee an amount sufficient to pay when due the principal of and interest, if any, on all outstanding notes of such series.

Defeasance and Covenant Defeasance

General

We will have two options to discharge our obligations under the notes of a series before their maturity date. We may elect either:

•	to defease and be discharged from any and all obligations with respect to the notes of such series (except as described below) (“defeasance”); or

•	to be released from our obligations with respect to certain covenants applicable to the notes of such series (“covenant defeasance”).

To elect either option, we must deposit with the trustee an amount of money and/or U.S. government obligations in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on, the notes of such series on the stated maturity of such payments.

Defeasance

We may establish a trust to defease and discharge our obligations, only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling; or

•	since the date of the indenture there has been a change in applicable U.S. federal income tax law;

in either case to the effect that the holders of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge. The opinion must also provide that the holders of the notes of the applicable series will be subject to U.S. federal income tax on the same amounts and in the same manner as would have been the case if such deposit, defeasance and discharge had not occurred. If any such defeasance and discharge occurs, holders of notes of the applicable series will be entitled to look only to such trust fund for payment of principal of, and any premium and any interest on their notes until maturity.

Upon the occurrence of a defeasance, we will be deemed to have paid and discharged the entire debt represented by the notes of the applicable series and to have satisfied all of our obligations, except for:

•

the rights of holders of the notes of such series to receive, solely from the trust funds deposited to defease such notes, payments in respect of the principal of, premium, and/or interest, if any, on such notes when such payments are due; and

•	certain other obligations as provided in the indenture.

Covenant Defeasance

The indenture provides that we may omit to comply with the covenants described under “ — Certain Covenants — Restrictions on Secured Debt” and “ — Certain Covenants — Restrictions on Sale and Lease-Back Transactions” below, but the remainder of the indenture and notes will otherwise be unaffected. Any such omission will not be an Event of Default with respect to the notes of a series, upon the deposit with the trustee, in trust, of money and/or U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest on, the notes of such series on the stated maturity of such payments. Our other obligations will remain in full force and effect. Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance. The opinion must also provide that holders of the notes of such series will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Modification and Waiver

We and the trustee may modify or amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding notes of each series affected by the modification or amendment, voting as a single class. However, no such modification or amendment may, without the consent of the holders of all then outstanding notes of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the notes of that series;

•	reduce the principal amount of, or any premium or interest rate on, the notes of that series;

•	change the place or currency of payment of principal of, or any premium or interest on, the notes of that series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes of that series after the due date thereof; or

•

reduce the percentage in principal amount of the notes of that series then outstanding, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority of the principal amount of the outstanding notes of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture with respect to such series. The holders of at least a majority in principal amount of the outstanding notes of any series may waive any past default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any notes of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding notes of the affected series.

The Company will not, and the Company will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, including any related tender offer consideration, whether by way of interest, fee or otherwise, to any holder of a series of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless

•	with respect to all other holders of such series, the same consideration and

•	with respect to all holders of any other series affected by such consent waiver or amendment, in the Company’s reasonable judgment, reasonably equivalent consideration,

is offered to be paid or agreed to be paid to all holders of the notes of each series affected thereby that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment. When determining “reasonably equivalent consideration” the Company may without limitation consider the relative trading values, remaining life and/or yield to maturity of each series of the notes.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws thereof.

The Trustee

Wells Fargo Bank, National Association, is the trustee under the indenture. Wells Fargo and its affiliates have engaged, and may engage in financial or other transactions with the Company and its affiliates in the ordinary course of their respective businesses.

The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Pursuant to the Trust Indenture Act of 1939, should a default occur with respect to the notes, Wells Fargo would be required to resign as trustee under the indenture within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

Certain Covenants

Restrictions on Secured Debt

The indenture provides that we will not, and will not permit any Subsidiary to, issue, assume or guarantee any debt for money borrowed if such indebtedness is secured by a mortgage, pledge, security interest or lien (a “mortgage” or “mortgages”) upon any of their property or assets without in any such case effectively providing that the notes shall be secured equally and ratably with (or prior to) such indebtedness, except that the foregoing restrictions will not apply to:

(1)     mortgages on any property acquired, leased, constructed or improved by, or on any shares of capital stock or indebtedness acquired by, us or any Subsidiary after the date of the indenture to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property, shares of capital stock or indebtedness or of the cost of any construction or improvements on such property, in each case, to the extent that the indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or beginning of commercial operation of such property, as the case may be;

(2)     mortgages on any property, shares of capital stock or indebtedness existing at the time we or any Subsidiary acquire any of the same;

(3)     mortgages on property of a corporation existing at the time we or any Subsidiary merge or consolidate with such corporation or at the time we or any Subsidiary acquire all or substantially all of the properties of such corporation;

(4)     mortgages on (a) any property of, or shares of capital stock or indebtedness of, a Person existing at the time such Person becomes a Subsidiary or (b) any shares of capital stock or indebtedness of a Joint Venture;

(5)     mortgages to secure indebtedness of any Subsidiary to us or another Subsidiary;

(6)     mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage;

(7)     extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced; and

(8)     mortgages on accounts receivables and related assets of the Company and its Subsidiaries pursuant to Qualified Receivables Financing entered into in the ordinary course of their respective businesses.

Notwithstanding the preceding, we and any of our Subsidiaries may, without securing the notes, issue, assume or guarantee secured indebtedness (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such indebtedness, plus the aggregate amount (without duplication) of (x) all Subsidiary debt (with the exception of Subsidiary debt which is described in clauses (1) through (7) of the second paragraph under the heading “ — Restrictions on Subsidiary Debt”), and (y) all Attributable Debt of the Company and any of its Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of such transactions which are permitted under clauses (1) and (2) of the first sentence of the first paragraph under “ — Restrictions on Sale and Lease-Back Transactions”, below) does not exceed 15% of Consolidated Net Tangible Assets of the Company.

Restrictions on Subsidiary Debt

The Company will not permit any of its Subsidiaries to create, assume, incur, issue, or guarantee any indebtedness for borrowed money, without guaranteeing the payment of the principal of, premium, if any, and interest on the notes on an unsecured unsubordinated basis, except the foregoing restrictions will not apply to:

(1)     indebtedness of a Person existing at the time such Person is merged into or consolidated with any Subsidiary or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Subsidiary and is assumed by such Subsidiary; provided that any indebtedness was not incurred in contemplation thereof and is not guaranteed by any other Subsidiary;

(2)     indebtedness of a Person existing at the time such Person becomes a Subsidiary; provided that any indebtedness was not incurred in contemplation thereof;

(3)     indebtedness owed to the Company or any other Subsidiary;

(4)     indebtedness of such Subsidiary secured by liens on assets of such Subsidiary permitted under any of clauses (1) and (6) of the first paragraph under the heading “ —  Restrictions on Secured Debt”;

(5)     indebtedness outstanding on the date of the indenture or any extension, renewal, replacement or refunding of any indebtedness existing on the date of the indenture or referred to in clauses (1), (2), (3) or (4); provided that the principal amount of the indebtedness shall not exceed the principal amount of indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(6)     indebtedness in respect of a Qualified Receivables Financing; and

(7)     indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of indebtedness incurred under this clause (7), when aggregated with the principal amount of all other indebtedness then outstanding and incurred pursuant to this clause (7), does not exceed $200 million at any one time outstanding.

Notwithstanding the restrictions described above, the Company and any of its Subsidiaries may create, incur, issue, assume or guarantee debt, without guaranteeing the notes, in an aggregate amount which, together with the aggregate amount (without duplication) of (x) all indebtedness secured by mortgages (not including any such indebtedness secured by mortgages described in clauses (1) through (8) of the first paragraph under the heading “ — Restrictions on Secured Debt”) and (y) all Attributable Debt of the Company and any of its Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of such transactions which are permitted under clauses (1) and (2) of the first sentence of the first paragraph under “ — Restrictions on Sale and Lease-Back Transactions”, below) does not exceed 15% of Consolidated Net Tangible Assets of the Company.

Restrictions on Sale and Lease-Back Transactions

The indenture provides that neither the Company nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any of their assets unless:

(1)     the Company or such Subsidiary is entitled under the provisions described in clause (1) or clause (6) in the first paragraph under “ — Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and proportionately secure the notes;

(2)     the Company or such Subsidiary applies an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility; or

(3)     the Attributable Debt of the Company and its Subsidiary in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the issue date of the outstanding notes (other than any such Sale and Lease-Back Transaction as would be permitted as described in clauses (1) and (2) of this sentence), plus the aggregate principal amount (without duplication) of (x) indebtedness secured by mortgages then outstanding (not including any such indebtedness secured by mortgages described in clauses (1) through (8) of the first paragraph under the heading “ — Restrictions on Secured Debt”) which do not equally and ratably secure the notes (or secure notes on a basis that is prior to other indebtedness secured thereby) and (y) Subsidiary debt (with the exception of Subsidiary debt which is described in clauses (1) through (7) of the second paragraph under the heading “ — Restrictions on Subsidiary Debt”), would not exceed 15% of Consolidated Net Tangible Assets of the Company.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of our property and assets if the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets:

(1)     is a corporation organized and existing under the laws of the United States, any state in the United States, the District of Columbia, Canada, any province of Canada or any state which was a member of the European Union on December 31, 2003 (other than Greece);

(2)     agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the indenture by executing and delivering to the Trustee a supplemental indenture and assumes all of the Company’s obligations under the Registration Rights Agreement; and

immediately after giving effect to such transaction, no Default or Event of Default has happened and is continuing.

If, as a result of such transaction, any of our assets or any shares of capital stock or indebtedness of any Subsidiary, owned immediately prior to the transaction, would become subject to any mortgage, security interest, pledge or lien of, or guaranteed by, such other corporation or party (other than any mortgage, security interest, pledge or lien permitted as described under “ — Certain Covenants — Restrictions on Secured Debt” above), we will secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Subsidiary then existing or thereafter created) equally and proportionately with (or, at our option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien.

Notwithstanding the restrictions described above, the Company shall be permitted to sell, assign, transfer, lease, convey or otherwise dispose, in one or more related transactions, of assets constituting the capital stock or all or part of the assets of any Subsidiary, division or line of business or group of such Subsidiaries, divisions or lines of business (“disposed group”) if such disposed group (i) generated Consolidated EBITDA that was less than 40% of the Consolidated EBITDA of the Company in (a) the most recently completed four quarters for which financial statements are required to be delivered pursuant to the indenture and (b) each of the last three completed fiscal years of the Company for which financial statements are required to be delivered pursuant to the indenture and (ii) has total assets with a value that is less than 40% of the total value of the consolidated assets of the Company and its Subsidiaries, as determined in accordance with GAAP as of the last date of the latest period for which financial statements are required to be delivered pursuant to the indenture; provided that such disposition otherwise complies with the indenture. Any such disposition shall also not be deemed a Change of Control.

SEC Reports

Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a registrant that is a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections and post such information, documents and other reports on our website.

In addition, we will furnish to the holders of notes and to prospective investors, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

“Applicable Premium” means in connection with the optional redemption of any note, the greater of:

(x) 1.00% of the then outstanding principal amount of the note; and

(y) the excess of: (a) the present value at such redemption date of (i) the principal amount of the note at maturity plus (ii) all required interest payments due on the note through maturity (excluding accrued but unpaid interest but including additional interest, if any), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the outstanding principal amount of the note.

“Attributable Debt” is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Change of Control” means the occurrence of any of the following:

(1)     the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(2)     the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of the Company, other than by virtue of the imposition of a holding company, or the reincorporation of the Company in another jurisdiction, so long as the beneficial owners of the voting stock of the Company immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated EBITDA” means, in respect of any Person for any period, the consolidated operating income plus consolidated depreciation, amortization and other non-cash charges and losses and minus consolidated non-cash credits, gains and income, in each case of such Person and its Subsidiaries for such period; it being understood that such amounts may be determined on a combined basis for a disposed group.

“Consolidated Net Tangible Assets” means, with respect to any Person, the Total Assets of such Person and its Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP, provided, that in the event that such Person or any of its Subsidiaries assumes or acquires any assets in connection with the acquisition by such Person and its Subsidiaries of another Person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Qualified Receivables Financing” means the securitization of accounts receivables and related assets of the Company and its Subsidiaries on customary market terms (including, without limitation, Standard Securitization Undertakings and a Receivable Repurchase Obligation) as determined in good faith by the Company to be in the aggregate commercially fair and reasonable to the Company and its Subsidiaries taken as a whole.

“Ratings Event” means with respect to the notes of a series at any time from or after the occurrence of a Change of Control and until the earlier to occur of (x) 60 days after the later of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (y) both Rating Agencies publicly reaffirming an Investment Grade Rating on the notes of such series following such Change of Control, the notes of such series have a below Investment Grade Rating by either Rating Agency.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or any Subsidiary of any asset, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by us or such Subsidiary to any party with the intention of taking back a lease of such property.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission (or any successor provision).

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or (3) with respect to the Company, for so long as the Company or any of its Subsidiaries, individually or in the aggregate, has at least a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this “Description of the Exchange Notes” shall refer to a Subsidiary or Subsidiaries of the Company.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since April 9, 2012, (x) as shown on the most recent balance sheet of such Person, or (y) in regards to the Company only, as shown on the most recent balance sheet required to be delivered pursuant to the covenant under “ — Certain Covenants — SEC Reports”.

“Treasury Rate” means, in connection with the calculation of any Applicable Premium with respect to any note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data), equal to the then remaining maturity of the note being prepaid. If no maturity exactly corresponds to such maturity, yields for the published maturities occurring prior to and after such maturity most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the outstanding notes in April 2012, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the outstanding notes, at our cost, (1) to use our reasonable best efforts to (a) file and cause to become effective with the Commission an exchange offer registration statement on or before 365 days after the issue date of the outstanding notes and (b) consummate a registered offer to exchange the notes for new exchange notes having terms substantially identical in all material respects to the notes (except that the new exchange notes will not contain terms with respect to additional interest or transfer restrictions) pursuant to such exchange offer registration statement and (ii) under certain circumstances, to use commercially reasonable efforts to file a shelf registration statement with respect to resales of the notes promptly after the 365th day after the issue date of the outstanding notes (such date, the “Exchange Date”). If we do not consummate the exchange offer (or shelf registration, if applicable) as provided in the registration rights agreement, we will be required to pay additional interest with respect to the notes in certain circumstances.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the related rules and regulations of the SEC.

Each holder of outstanding notes will be required to make the following representations to us in order to participate in the exchange offer:

•	the holder is not an affiliate as defined in Rule 405 of the Securities Act;

•	the holder will require the exchange notes in the ordinary course of business; and

•	the holder has not engaged in, does not intend to engage in, nor has any arrangements or understanding with another person to participate in, a distribution of the exchange notes.

In the event that the exchange offer is not consummated by the Exchange Date, we will, subject to certain conditions, at our own cost:

•	file a shelf registration statement covering resales of the notes promptly following the Exchange Date;

•	use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 90 days after the Exchange Date; and

•

use our commercially reasonable efforts to keep the shelf registration statement effective for a period of 90 days from the effective date of the shelf registration statement or such shorter period that will terminate when all notes registered thereunder are disposed of in accordance therewith or cease to be outstanding or on the date upon which all notes covered by such shelf registration statement become eligible for resale without regard to volume, manner of sale or other restrictions contained in Rule 144, such period, the “shelf registration period”.

In the event that (a) the exchange offer is not consummated within 45 days following April 9, 2013 or (b) within 90 days after filing a shelf registration statement covering resales of the notes, the shelf registration statement has not been declared effective by the SEC, or subject to limited exceptions, such shelf registration statement ceases to be effective at any time during the shelf registration period, (a “registration default”), then additional interest will accrue on the aggregate principal amount of notes from and including the date on which any such registration default has occurred to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% for the first 90 day period after such date and thereafter it will be increased by an additional 0.25% for each subsequent 90 day period that elapses provided that the aggregate increase in such annual interest rate may in no event exceed 1.00% per annum.

In the event a shelf registration statement is filed, holders of outstanding notes will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have such holder’s outstanding notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring exchange notes, a holder will be deemed to have agreed by virtue of the registration rights agreement to indemnify us, against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of the registration rights agreement.

Terms of the Exchange Offer; Acceptance of Tendered Notes

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 11:59 p.m. New York City time on the expiration date. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be delivered promptly after the expiration date.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “ —  Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 11:59 p.m., New York City time, on , 2012, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “ —  Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

The exchange 5% notes will accrue interest at a rate of 5.0% per annum. The exchange 5.75% notes will accrue interest at a rate of 5.75% per annum. Interest on the exchange notes will accrue from the last date on which interest was paid on the outstanding notes. Interest on the exchange notes are payable semi-annually on April 15 and October 15, commencing on October 15, 2012.

Conditions

Notwithstanding any other term of the exchange offer, outstanding notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any outstanding notes, and we may terminate or amend the exchange offer as provided herein before the acceptance of such outstanding notes, if, because of any change in law, or applicable interpretations thereof by the Commission, we determine that we are not permitted to effect the exchange offer. We have no obligation to, and will not knowingly, permit acceptance of tenders of outstanding notes from our affiliates or from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations thereof by the Staff of the Commission, or if the exchange notes to be received by such holder or holders of outstanding notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the “blue sky” or securities laws of substantially all of the states of the U.S.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the outstanding notes are held in book-entry accounts maintained by the exchange agent at DTC, the Euroclear System or Clearstream, Luxembourg, a holder need not submit a letter of transmittal. However, all holders who exchange their outstanding notes for exchange notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

•

Holders of outstanding notes through DTC: If you wish to exchange your outstanding notes and either you or your registered holder hold your outstanding notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “ — Book-Entry Transfer.”

•

Holders of outstanding notes through Euroclear or Clearstream, Luxembourg: If you wish to exchange your outstanding notes and either you or your registered holder hold your outstanding notes in book-entry form directly through Euroclear or Clearstream, Luxembourg, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange your outstanding notes for exchange notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise your outstanding notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

Only a registered holder of record of outstanding notes may tender outstanding notes in the exchange offer. If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may request your respective broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you. Alternatively, if you are a beneficial owner and you wish to act on your own behalf in connection with the exchange offer, you must either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the outstanding notes held by the holder, the tendering holder should so indicate. The amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “ — Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or outstanding notes to us. Delivery of documents to DTC, Euroclear or Clearstream, Luxembourg in accordance with their respective procedures will not constitute delivery to the exchange agent.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date. If the applicable letter of transmittal is signed by the record holder(s) of the outstanding notes tendered, the signature must correspond with the name(s) written on the face of the outstanding note without alteration, enlargement or any change whatsoever. If a letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, Luxembourg, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the outstanding notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or “an eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If a letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until those defects or irregularities have been cured or waived.

Outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

The exchange agent has established an account with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. Pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange outstanding notes for exchange notes on behalf of the holders of the outstanding notes. If they do not wish to participate in the exchange offer, the registered holder of outstanding notes on the records of Euroclear or Clearstream, Luxembourg must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise such outstanding notes will be tendered in the exchange offer, and the holder of such notes will be deemed to have agreed to be bound by the terms of the letter of transmittal. The exchange for outstanding notes so tendered will only be made after a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message transmitted by DTC, Euroclear or Clearstream as the case may be, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express or deemed acknowledgment from a participant tendering outstanding notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgement from the tendering participant that the representations contained in the appropriate letter of transmittal and described below are true and correct.

Withdrawal of Tenders

Tenders of outstanding notes may be withdrawn at any time prior to 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC, Euroclear or Clearstream, Luxembourg, on behalf of the holder in accordance with the standard operating procedures of DTC or Euroclear or Clearstream, Luxembourg.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes to be withdrawn;

•	be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear or Clearstream, Luxembourg, as applicable, to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any outstanding notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under the caption “ — Procedures for Tendering” above at any time on or before expiration of the exchange offer.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. You should direct your questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only
WELLS FARGO BANK N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	WELLS FARGO BANK N.A. 12th Floor-Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479
By Facsimile (for Eligible Institutions only):	For Information or Confirmation by Telephone:
(612) 667-6282	(800) 344-5128

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation for tenders pursuant to the exchange offer by mail; however we may make additional solicitations by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will bear the other expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and the trustee, and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however, exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Resale of Exchange Notes

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any owner of such exchange notes (other than any such owner which is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such exchange notes are acquired in the ordinary course of such owner’s business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such exchange notes. Any owner of outstanding notes who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the exchange notes may not rely on the position of the staff of the Commission enunciated in the “Exxon Capital Holdings Corporation” or similar no-action letters but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling securityholders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

By signing the letter of transmittal, or causing DTC, Euroclear or Clearstream, Luxembourg, as applicable, to transmit an agent’s message to the exchange agent, each tendering holder of outstanding notes will represent to us to the effect that (A) it is not our affiliate, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes to be issued in the exchange offer and (C) it is acquiring the exchange notes in its ordinary course of business. Each holder will acknowledge and agree that any broker-dealer and any such holder using the exchange offer to participate in a distribution of the exchange notes acquired in the exchange offer (1) could not under Commission policy as in effect on the date of the registration rights agreement rely on the position of the Commission enunciated in the No-Action Letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or our affiliate.

To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or to register the exchange notes before offering or selling such exchange notes. We have agreed, pursuant to the registration rights agreement and subject to certain specified limitations therein, to cooperate with selling holders or underwriters in connection with the registration and qualification of the exchange notes for offer or sale under the securities or “blue sky” laws of such jurisdictions as may be necessary to permit the holders of exchange notes to trade the exchange notes without any restrictions or limitations under the securities laws of the several states of the U.S.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such outstanding notes as set forth in the legend thereon. We do not currently anticipate that we will register the outstanding notes under the Securities Act. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

BOOK-ENTRY; DELIVERY AND FORM

Each issue of each series of exchange notes issued in exchange for outstanding notes will be represented by a global note of the same series in definitive, fully registered form without interest coupons. The global notes representing the exchange notes and will be deposited with the applicable trustee as custodian for DTC and registered in the name of a nominee of DTC.

Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

Global Notes

The following description of DTC, Euroclear and Clearstream, Luxembourg is based on our understanding of their current operations and procedures. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

Upon the issuance of the global notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes of the same series to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a global note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

As long as DTC, or its respective nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the indentures and the notes. Unless DTC notifies us that it is unwilling or unable to continue as depositary for such global note or ceases to be a “clearing agency” registered under the Exchange Act or an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in such global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of such global note (or any notes represented thereby) under the indentures or the notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC’s and/or Euroclear’s and Clearstream, Luxembourg’s applicable procedures (in addition to those under the indenture).

Payments of the principal of and interest on global notes will be made to DTC or its nominee as the registered owner thereof. Neither we, the trustee, DTC, nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, Luxembourg, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the global notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in global notes between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers of interests in global notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of beneficial interests in global notes between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC, Euroclear and Clearstream, Luxembourg have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under “ — Global Notes,” the Issuer will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable global notes. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC or Euroclear, Clearstream, Luxembourg (in accordance with their customary procedures).

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York or in London, England, which initially will be the offices of the applicable trustee in such locations. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the applicable trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the trustee.

Notwithstanding any statement herein, we and the trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC, Euroclear or Clearstream, Luxembourg may require.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the United States federal income tax consequences from the exchange offer and from the ownership of the outstanding notes or exchange notes. It deals only with outstanding notes or exchange notes held as capital assets and not with special classes of Holders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, and persons that hold an outstanding note or an exchange note in connection with an arrangement that completely or partially hedges the outstanding note or exchange note. Further, the discussion does not address all aspects of taxation that might be relevant to particular Holders in light of their individual circumstances. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of an outstanding note or an exchange note that is, for United States federal income tax purposes: (1) a citizen or resident of the United States; (2) a partnership, corporation or other entity created or organized in or under the law of the United States or of any State of the United States; (3) an estate, the income of which is subject to United States federal income tax regardless of its source; (4) a trust classified as a United States person for United States federal income tax purposes. A “Non-U.S. Holder” is a beneficial owner of an outstanding note or an exchange note that, for United States federal income tax purposes, is not a U.S. Holder.

HOLDERS TENDERING THEIR OUTSTANDING NOTES OR PROSPECTIVE PURCHASERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND ANY STATE OR LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF THE OUTSTANDING NOTES FOR EXCHANGE NOTES, AND OF THE OWNERSHIP AND DISPOSITION OF THE OUTSTANDING NOTES OR EXCHANGE NOTES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AND ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Exchange of Outstanding Notes for Exchange Notes

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be treated as an “exchange” for United States federal income tax purposes because the outstanding notes will not be considered to differ materially in kind or extent from the exchange notes. Rather, the exchange notes received by a Holder will be treated as a continuation of the outstanding notes in the hands of such Holder. The adjusted basis and holding period of the exchange notes for any Holder will be the same as the adjusted basis and holding period of the outstanding notes. Similarly, there will be no United States federal income tax consequences to a Holder of outstanding notes that does not participate in the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transaction, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “Underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “Underwriter” within the meaning of the Securities Act.

Any investors that wish to exchange their outstanding notes in the exchange offer must make certain representations as set forth in this prospectus and in the letter of transmittal.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the exchange notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes being offered hereby will be passed upon by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The consolidated financial statements of (i) the Predecessor of LyondellBasell Industries N.V. and (ii) LyondellBasell Industries N.V. incorporated in this prospectus by reference to LyondellBasell Industries N.V.’s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports (each of which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy and adoption of fresh start accounting as described in Note 22 to the consolidated financial statements) incorporated herein.

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

$2,000,000,000 5% SENIOR NOTES DUE 2019

$1,000,000,000 5.75% SENIOR NOTES DUE 2024

OF

LYONDELLBASELL INDUSTRIES N.V.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS DATED                 , 2012

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON                    , 2012, /UNLESS THE EXCHANGE OFFER IS EXTENDED BY LYONDELLBASELL INDUSTRIES N.V. IN ITS SOLE DISCRETION.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, National Association

Deliver To:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only
WELLS FARGO BANK N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	WELLS FARGO BANK N.A. 12th Floor-Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479
By Facsimile (for Eligible Institutions only):	For Information or Confirmation by Telephone:
(612) 667-6282	(800) 344-5128

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

The undersigned hereby acknowledges receipt of the Prospectus dated                 , 2012, (the “Prospectus”) of LyondellBasell Industries N.V. (the “Company”) and this letter of transmittal and the instructions hereto (the “Letter of Transmittal”), which together constitute the Company’s offer (the “Exchange Offer”) to exchange each $1,000 principal amount (in minimum denominations of $200,000 and integral multiples of $1,000 thereafter) of its 5% Senior Notes due 2019 (the “Exchange 5% Notes”) and $1,000 principal amount (in minimum denominations of $200,000 and integral multiples of $1,000 thereafter) of its 5.75% Senior Notes due 2024 (the “Exchange 5.75% Notes,” and together with the Exchange 5% Notes, the “Exchange Notes”), each having been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for each $1,000 principal amount (in minimum denominations of $200,000 and integral multiples of $1,000 thereafter) of its outstanding 5% Senior Notes due 2019 (the “Outstanding 5% Notes”) and its outstanding 5.75% Senior Notes due 2024 (the “Outstanding 5.75% Notes,” and together with the Outstanding 5% Notes, the “Outstanding Notes”). The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act and do not contain restrictions on transfer, registration rights or provisions for additional interest.

There are currently Outstanding 5% Notes and Outstanding 5.75% Notes in the aggregate principal amounts of $2,000,000,000 and $1,000,000,000 respectively.

The term “Expiration Date” shall mean 11:59 p.m., New York City time, on [ ], 2012, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term shall mean the latest date and time to which the Exchange Offer is extended.

Because all of the Outstanding Notes are held in book-entry accounts maintained by the Exchange Agent at The Depository Trust Company (“DTC”), or through Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) or Clearstream, Luxembourg, a holder need not manually execute this Letter of Transmittal, provided, however, that tenders of Outstanding Notes must be effected in accordance with the procedures mandated by DTC’s Automated Tender Offer Program (“ATOP”) or by Euroclear or Clearstream, Luxembourg, as the case may be. However, all holders who exchange their Outstanding Notes for Exchange Notes in accordance with the procedures outlined in the Prospectus will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the Letter of Transmittal.

YOUR BANK OR BROKER CAN ASSIST YOU IN COMPLETING THIS FORM. THE INSTRUCTIONS INCLUDED WITH THIS LETTER OF TRANSMITTAL MUST BE FOLLOWED. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE PROSPECTUS AND THIS LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE EXCHANGE AGENT.

List below the notes to which this Letter of Transmittal relates. If the space indicated below is inadequate, the Certificate or Registration Numbers and Principal Amounts should be listed on a separately signed schedule affixed hereto.

DESCRIPTION OF OUTSTANDING 5% NOTES TENDERED HEREBY
Name(s) and Address(es) of Registered Owner(s) (Please Fill in)	Certificate or Registration Numbers*	Aggregate Principal Amount Represented by Outstanding Notes	Principal Amount Tendered**

Total Principal Amount Tendered

*  Need not be completed by book-entry Holders.

**  Unless otherwise indicated, the Holder will be deemed to have tendered the full aggregate principal amount represented by such Outstanding 5% Notes. All tenders must be in a minimum denomination of $200,000 and integral multiples of $1,000 thereafter.

DESCRIPTION OF OUTSTANDING 5.75% NOTES TENDERED HEREBY
Name(s) and Address(es) of Registered Owner(s) (Please Fill in)	Certificate or Registration Numbers*	Aggregate Principal Amount Represented by Outstanding Notes	Principal Amount Tendered**

Total Principal Amount Tendered

*  Need not be completed by book-entry Holders.

**  Unless otherwise indicated, the Holder will be deemed to have tendered the full aggregate principal amount represented by such Outstanding 5.75% Notes. All tenders must be in a minimum denomination of $200,000 and integral multiples of $1,000 thereafter.

This Letter of Transmittal is to be used if certificates of Outstanding Notes are to be forwarded herewith. Delivery of documents to a book-entry transfer facility does not constitute delivery to the Exchange Agent.

The term “Holder” with respect to the Exchange Offer means any person in whose name Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder. The undersigned has completed, executed and delivered this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer. Holders who wish to tender their Outstanding Notes must complete this letter in its entirety.

☐	CHECK HERE IF OUTSTANDING NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO AN ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution

Account Number

Transaction Code Number

☐	CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name

Address

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to the Company the principal amount of the Outstanding Notes indicated above. Subject to, and effective upon, the acceptance for exchange of such Outstanding Notes tendered hereby, the undersigned hereby exchanges, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to such Outstanding Notes as are being tendered hereby, including all rights to accrued and unpaid interest thereon as of the Expiration Date. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that said Exchange Agent acts as the agent of the Company in connection with the Exchange Offer) to cause the Outstanding Notes to be assigned, transferred and exchanged. The undersigned represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Outstanding Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Outstanding Notes, and that when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The undersigned represents to the Company that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the undersigned and (ii) neither the undersigned nor any such other person is engaged or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Exchange Notes. If the undersigned or the person receiving the Exchange Notes covered hereby is a broker-dealer that is receiving the Exchange Notes for its own account in exchange for Outstanding Notes that were acquired by it as a result of market-making activities or other trading activities, the undersigned acknowledges that it or such other person will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The undersigned and any such other person acknowledge that, if they are participating in the Exchange Offer for the purpose of distributing the Exchange Notes, (i) they must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction and (ii) failure to comply with such requirements in such instance could result in the undersigned or any such other person incurring liability under the Securities Act for which such persons are not indemnified by the Company. The undersigned or the person receiving the Exchange Notes covered by this letter represents and warrants that it is not an affiliate (as defined under Rule 405 of the Securities Act) of the Company or if the Holder or such recipient is an affiliate, that the Holder or such recipient understands and acknowledges that such Exchange Notes may not be offered for resale, resold or otherwise transferred by the undersigned or such other person without registration under the Securities Act or an exemption therefrom.

The undersigned also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Outstanding Notes or transfer ownership of such Outstanding Notes on the account books maintained by a book-entry transfer facility.

The Exchange Offer is subject to certain conditions set forth in the Prospectus under the caption “The Exchange Offer — Conditions.” The undersigned recognizes that as a result of these conditions (which may be waived, in whole or in part, by the Company), as more particularly set forth in the Prospectus, the Company may not be required to exchange any of the Outstanding Notes tendered hereby and, in such event, the Outstanding Notes not exchanged will be returned to the undersigned at the address shown below the signature of the undersigned.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and every obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Tendered Outstanding Notes may be withdrawn at any time prior to the Expiration Date.

Unless otherwise indicated in the box entitled “Special Registration Instructions” or the box entitled “Special Delivery Instructions” in this Letter of Transmittal, certificates for all Exchange Notes delivered in exchange for tendered Outstanding

Notes, and any Outstanding Notes delivered herewith but not exchanged, will be registered in the name of the undersigned and shall be delivered to the undersigned at the address shown below the signature of the undersigned. If an Exchange Note is to be issued to a person other than the person(s) signing this Letter of Transmittal, or if an Exchange Note is to be mailed to someone other than the person(s) signing this Letter of Transmittal or to the person(s) signing this Letter of Transmittal at an address different than the address shown on this Letter of Transmittal, the appropriate boxes of this Letter of Transmittal should be completed. If Outstanding Notes are surrendered by Holder(s) that have completed either the box entitled “Special Registration Instructions” or the box entitled “Special Delivery Instructions” in this Letter of Transmittal, signature(s) on this Letter of Transmittal must be guaranteed by an Eligible Institution (defined in Instruction 3).

SPECIAL REGISTRATION INSTRUCTIONS
To be completed ONLY if the Exchange Notes are to be issued in the name of someone other than the undersigned. (See Instruction 4)
Name:

Address:

Book-Entry Transfer Facility Account:

Employer Identification or Social Security Number:

(Please Print or Type)

SPECIAL DELIVERY INSTRUCTIONS

To be completed ONLY if the Exchange Notes are to be sent to someone other than the undersigned, or to the undersigned at an address other than that shown in the box entitled “Description of Outstanding 5% Notes Tendered Hereby” or “Description of Outstanding 5% Notes Tendered Hereby”. (See Instruction 4)

Name:

Address:

Employer Identification or Social Security Number:

(Please Print or Type)

Registered Holders of Outstanding Notes Sign Here

X

X

Must be signed by registered holder(s) exactly as name(s) appear(s) on the Outstanding Notes or on a security position listing as the owner of the Outstanding Notes or by person(s) authorized to become registered holder(s) by properly completed bond powers transmitted herewith. If signature is by attorney-in-fact, trustee, executor, administrator, guardian, officer of a corporation or other person acting in a fiduciary capacity, please provide the following information (Please print or type:)

Name and Capacity (full title)

Address (including zip code)

(Area Code and Telephone Number)

(Taxpayer Identification or Social Security No.)

Dated:             , 2012

SIGNATURE GUARANTEE (If Required—See Instruction 3)

(Signature of Representative of Signature Guarantor)

(Name and Title)

(Name of Plan)

(Area Code and Telephone Number)

Dated:             , 2012

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Delivery of this Letter of Transmittal and Certificates. All physically delivered Outstanding Notes or confirmation of any book-entry transfer to the Exchange Agent’s account at a book-entry transfer facility of Outstanding Notes tendered by book-entry transfer, as well as a properly completed and duly executed copy of this Letter of Transmittal or facsimile thereof (or compliance with the procedures of DTC, Euroclear or Clearstream, Luxembourg with respect to the tender of Outstanding Notes), and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. The method of delivery of this Letter of Transmittal, the Outstanding Notes and any other required documents is at the election and risk of the Holder, and except as otherwise provided below, the delivery will be deemed made only when actually received by the Exchange Agent. If such delivery is by mail, it is suggested that registered mail with return receipt requested, properly insured, be used.

No alternative, conditional, irregular or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or facsimile thereof) or otherwise complying with the tender procedures set forth in the Prospectus, shall waive any right to receive notice of the acceptance of the Outstanding Notes for exchange.

Delivery to an address other than as set forth herein, or instructions via a facsimile number other than the ones set forth herein, will not constitute a valid delivery.

2. Partial Tenders; Withdrawals. If less than the entire principal amount of Outstanding Notes evidenced by a submitted certificate is tendered, the tendering Holder should fill in the principal amount tendered in the column entitled “Principal Amount Tendered” in the box entitled “Description of Outstanding 5% Notes Tendered Hereby” or Description of Outstanding 5.75% Notes Tendered Hereby. A newly issued Outstanding Note for the principal amount of Outstanding Notes submitted but not tendered will be sent to such Holder as soon as practicable after the Expiration Date. All Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered in full unless otherwise indicated.

Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date, after which tenders of Outstanding Notes are irrevocable. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent or the Holder must otherwise comply with the withdrawal procedures of DTC, Euroclear or Clearstream, Luxembourg as described in the Prospectus. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the “Depositor”), (ii) identify the Outstanding Notes to be withdrawn (including the registration number(s) and principal amount of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at DTC, Euroclear or Clearstream, Luxembourg, to be credited), (iii) be signed by the Holder in the same manner as the original signature on this Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of Exchange Offer.

3. Signature on this Letter of Transmittal; Written Instruments and Endorsements; Guarantee of Signatures. If this Letter of Transmittal is signed by the registered Holder(s) of the Outstanding Notes tendered hereby, the signature must correspond with the name(s) as written on the face of the certificates without alteration or enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC, Euroclear or Clearstream, Luxembourg, the signature must correspond with the name as it appears on the security position listing as the owner of the Outstanding Notes.

If any of the Outstanding Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If a number of Outstanding Notes registered in different names are tendered, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal as there are different registrations of Outstanding Notes.

Signatures on this Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17A-15 under the Exchange Act (each an “Eligible Institution”) unless the Outstanding Notes tendered hereby are tendered (i) by a registered Holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

If this Letter of Transmittal is signed by the registered Holder or Holders of Outstanding Notes (which term, for the purposes described herein, shall include a participant in DTC, Euroclear or Clearstream, Luxembourg whose name appears on a security listing as the owner of the Outstanding Notes) listed and tendered hereby, no endorsements of the tendered Outstanding Notes or separate written instruments of transfer or exchange are required. In any other case, the registered Holder (or acting Holder) must either properly endorse the Outstanding Notes or transmit properly completed bond powers with this Letter of Transmittal (in either case, executed exactly as the name(s) of the registered Holder(s) appear(s) on the Outstanding Notes, and, with respect to a participant in DTC, Euroclear or Clearstream, Luxembourg whose name appears on a security position listing as the owner of Outstanding Notes, exactly as the name of the participant appears on such security position listing), with the signature on the Outstanding Notes or bond power guaranteed by an Eligible Institution (except where the Outstanding Notes are tendered for the account of an Eligible Institution).

If this Letter of Transmittal, any certificates or separate written instruments of transfer or exchange are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority so to act must be submitted.

4. Special Registration and Delivery Instructions. Tendering Holders should indicate, in the applicable box, the name and address (or account at DTC, Euroclear or Clearstream, Luxembourg, as applicable) in which the Exchange Notes or substitute Outstanding Notes for principal amounts not tendered or not accepted for exchange are to be issued (or deposited), if different from the names and addresses or accounts of the person signing this Letter of Transmittal. In the case of issuance in a different name, the employer identification number or social security number of the person named must also be indicated and such person must properly complete an Internal Revenue Service Form W-9, a Form W-8BEN, a Form W-8ECI, or a Form W-8IMY, as appropriate. Such forms may be obtained by contacting the Exchange Agent at the address on the face of this Letter of Transmittal. In addition, the tendering Holder should complete the applicable box.

If no instructions are given, the Exchange Notes (and any Outstanding Notes not tendered or not accepted) will be issued in the name of and sent to the acting Holder of the Outstanding Notes or deposited at such Holder’s account at DTC, Euroclear or Clearstream, Luxembourg, as applicable.

5. Transfer Taxes. The Company shall pay all transfer taxes, if any, applicable to the transfer and exchange of Outstanding Notes to it or its order pursuant to the Exchange Offer. If a transfer tax is imposed for any reason other than the transfer and exchange of Outstanding Notes to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted herewith, the amount of such transfer taxes will be collected from the tendering Holder by the Exchange Agent.

Except as provided in this Instruction 5, it will not be necessary for transfer stamps to be affixed to the Outstanding Notes listed in this Letter of Transmittal.

6. Waiver of Conditions. The Company reserves the right, in its reasonable judgment, to waive, in whole or in part, any of the conditions to the Exchange Offer set forth in the Prospectus.

7. Mutilated, Lost, Stolen or Destroyed Outstanding Notes. Any Holder whose Outstanding Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated above for further instructions.

8. Requests for Assistance or Additional Copies. Questions relating to the procedure for tendering, as well as requests for additional copies of the Prospectus and this Letter of Transmittal, may be directed to the Exchange Agent at the address and telephone number(s) set forth above.

9. Validity and Form. All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company’s acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right, in its reasonable judgment, to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions in this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder as soon as practicable following the Expiration Date.

IMPORTANT: THIS LETTER OF TRANSMITTAL OR A FACSIMILE THEREOF (TOGETHER WITH OUTSTANDING NOTES) OR CONFIRMATION OF BOOK-ENTRY TRANSFER AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

LYONDELLBASELL INDUSTRIES N.V.

OFFER TO EXCHANGE

$2,000,000,000 5% SENIOR NOTES DUE 2019 $1,000,000,000 5.75% SENIOR NOTES DUE 2024

FOR

$2,000,000,000 5% SENIOR NOTES DUE 2019 $1,000,000,000 5.75% SENIOR NOTES DUE 2024

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification Of Directors And Officers

Assumed Indemnification Obligations

LyondellBasell Industries N.V. assumed certain indemnification obligations for any person who served as a director or officer of any of the Debtors in the Bankruptcy Cases during the period beginning January 6, 2009, subject to certain exceptions. All of our current executive officers and most of our officers will be indemnified pursuant to this assumption under the Plan of Reorganization. Furthermore, pursuant to the Plan of Reorganization, to the extent that indemnification claims relate to acts or omissions prior to the commencement of the Bankruptcy Cases, any individual covered by the assumed indemnification obligations must first demonstrate that he or she has taken all reasonable actions to obtain payment under any applicable insurance policies, and that the insurers under the policies have disclaimed coverage or have informed such individual that the available limits of liability under the applicable policies have been exhausted. We will only be required to make a payment under the assumed indemnification obligations after the insurance policy has been exhausted or is not otherwise available. With respect to acts or omissions after the commencement of the Bankruptcy Cases and prior to the Emergence Date, an insurance policy took effect on December 20, 2007 which covers such acts or omissions.

Indemnification Arrangements

Article 26 of Chapter XI of the Articles of Association of LyondellBasell Industries N.V. contains mandatory indemnification provisions for its current and former directors and officers, as well as directors and officers of its direct or indirect subsidiaries, including Lyondell Chemical and the Guarantors, as described generally below. Certain of our officers are officers or directors of our subsidiaries.

We are obligated to indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he (or a person or entity for whom he) is or was a member of our Management Board or a member of our Supervisory Board or is or was serving at our request as a director, officer, employee or agent of another company or a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans. Our indemnification obligation applies to all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred, except that our indemnification does not apply in respect of any claim, issue or matter as to which the person is adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to us, unless and only to the extent that the court in which such action suit or proceeding was brought or any other court having appropriate jurisdiction determines otherwise.

Expenses (including attorneys’ fees) incurred in defending a proceeding may be paid by us in advance of the final disposition of such proceeding upon a resolution of our Management Board which will have been approved by our Supervisory Board with respect to the specific case upon receipt of an undertaking by or on behalf of the member of our Management Board, member of our Supervisory Board, director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by us.

We have entered into indemnification agreements with our current directors and will enter into similar agreements with executive officers and certain officers and employees of LyondellBasell Industries N.V. We believe that these indemnification agreements are necessary to attract and retain qualified persons as our directors and executive officers and as officers and employees of LyondellBasell Industries N.V. The SEC has noted, however, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We maintain directors’ and officers’ liability insurance coverage.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Article VII of Lyondell Chemical’s Amended and Restated Certificate of Incorporation and Section 5.11 of Lyondell Chemical’s Amended and Restated By-Laws provide for indemnification to the fullest extent permitted by the DGCL.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of its directors or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Lyondell Chemical’s Amended and Restated Certificate of Incorporation provides that no director of Lyondell Chemical shall be personally liable to Lyondell Chemical or its shareholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Item 21.     Exhibits and Financial Statement Schedules

(b)   Exhibits.    The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Index to Exhibits accompanying this registration statement.

Item 22.     Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d) any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on May 17, 2012.

LYONDELLBASELL INDUSTRIES N.V.

By:	/S/ JAMES L. GALLOGLY
James L. Gallogly
Sole Member of the Management Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Gallogly, Karyn F. Ovelmen and Craig B. Glidden and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and all other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES L. GALLOGLY James L. Gallogly	Chief Executive Officer and Sole Member of the Management Board (Principal Executive Officer)	May 17, 2012

/S/ KARYN F. OVELMEN Karyn F. Ovelmen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 17, 2012

/S/ WENDY JOHNSON Wendy Johnson	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 17, 2012

/S/ JACQUES AIGRAIN Jacques Aigrain	Director	May 17, 2012

/S/ JAGJEET S. BINDRA Jagjeet S. Bindra	Director	May 17, 2012

/S/ ROBIN BUCHANAN Robin Buchanan	Director	May 17, 2012

/S/ MILTON CARROLL Milton Carroll	Director	May 17, 2012

/S/ STEPHEN F. COOPER Stephen F. Cooper	Director	May 17, 2012

/S/ ROBERT G. GWIN Robert G. Gwin	Director	May 17, 2012

/S/ JOSHUA J. HARRIS Joshua J. Harris	Director	May 17, 2012

/S/ SCOTT M. KLEINMAN Scott M. Kleinman	Director	May 17, 2012

/S/ MARVIN O. SCHLANGER Marvin O. Schlanger	Chairman of the Supervisory Board and Director	May 17, 2012

/S/ BRUCE A. SMITH Bruce A. Smith	Director	May 17, 2012

/S/ RUDY M.J. VAN DER MEER Rudy M.J. van der Meer	Director	May 17, 2012

INDEX TO EXHIBITS

\Exhibit Number	Description
2	Third Amended and Restated Joint Chapter 11 Plan of Reorganization for the LyondellBasell Debtors, dated as of March 12, 2010 (incorporated by reference to Exhibit 2.1 to Form 10 dated April 28, 2010)
3.1

Amended and Restated Articles of Association of LyondellBasell Industries N.V., dated as of May 27, 2011 (incorporated by reference to the Registrant’s Registration Statement on Form S-4 (File No. 333-175077) as filed on June 22, 2011)

3.2	Rules for the Supervisory Board of LyondellBasell Industries N.V. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Form 10 dated July 26, 2010)
3.3	Rules for the Management Board of LyondellBasell Industries N.V. (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.1

Specimen certificate for Class A ordinary shares, par value €0.04 per share, of LyondellBasell Industries N.V. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.2

Nomination Agreement between LeverageSource (Delaware), LLC and LyondellBasell Industries N.V., dated as of April 30, 2010 (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.3

Nomination Agreement between AI International Chemicals S.à.r.l. and LyondellBasell Industries N.V., dated as of April 30, 2010 (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.4

Registration Rights Agreement relating to 8% Senior Secured Notes due 2017 by and among LyondellBasell Industries N.V., Banc of America Securities LLC and UBS Securities LLC, dated as of April 8, 2010 (incorporated by reference to Exhibit 4.4 to Form 10 dated April 28, 2010)

4.5

Registration Rights Agreement by and among LyondellBasell Industries N.V. and the Holders (as defined therein), dated as of April 30, 2010 (incorporated by reference to Exhibit 4.7 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.6

Registration Rights Agreement relating to 6.0% Senior Notes due 2021, among the Company, the Guarantors and the Initial Purchasers, dated as of November 14, 2011 (incorporated by reference to Exhibit 4.2 to Form 8-K dated November 17, 2011)

4.7

Registration Rights Agreement, relating to 5% Senior Notes due 2019 and 5.75% Senior Notes due 2024, among LyondellBasell Industries N.V., the Guarantors and the Initial Purchasers, dated as of April 9, 2012 (incorporated by reference to Exhibit 4.4 to Form 8-K dated April 10, 2012)

4.8

Amended and Restated Indenture relating to 8% Senior Secured Notes due 2017 between Lyondell Chemical Company, certain of its subsidiaries, LyondellBasell Industries N.V. and Wilmington Trust FSB, dated as of April 30, 2010 (incorporated by reference to Exhibit 4.8 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.9

First Supplemental Indenture relating to 8% Senior Secured Notes due 2017, by and among Lyondell Chemical Company, LyondellBasell Industries N.V., each of the other Guarantors signatory thereto and Wilmington Trust, National Association, as trustee, dated as of November 2, 2011 (incorporated by reference to Exhibit 4.1 to Form 8-K dated November 8, 2011)

4.10

Second Supplemental Indenture relating to 8% Senior Secured Notes due 2017, by and among Lyondell Chemical Company, LyondellBasell Industries N.V., each of the other Guarantors signatory thereto and Wilmington Trust, National Association, as trustee, dated as of April 4, 2012 (incorporated by reference to Exhibit 4.1 to Form 8-K dated April 10, 2012)

Exhibit Number	Description
4.11

Indenture relating to 11% Senior Secured Notes due 2018 by and among LyondellBasell Industries N.V., Lyondell Chemical Company and Wells Fargo, N.A., dated as of April 30, 2010 (incorporated by reference to Exhibit 4.10 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.12

First Supplemental Indenture relating to 11% Senior Secured Notes due 2018, by and among Lyondell Chemical Company, LyondellBasell Industries N.V., each of the other Guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee, dated as of November 2, 2011 (incorporated by reference to Exhibit 4.2 to Form 8-K dated November 8, 2011)

4.13

Second Supplemental Indenture relating to 11% Senior Secured Notes due 2018, by and among Lyondell Chemical Company, LyondellBasell Industries N.V., each of the other Guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee, dated as of April 4, 2012 (incorporated by reference to Exhibit 4.2 to Form 8-K dated April 10, 2012)

4.14

Indenture relating to 6.0% Senior Notes due 2021, among the Company, as issuer, each of the Guarantors named therein, as guarantors, Wells Fargo National Association, as trustee, registrar and paying agent, dated as of November 14, 2011 (incorporated by reference to Exhibit 4.1 to Form 8-K dated November 17, 2011)

4.15

Indenture relating to 5% Senior Notes due 2019 and 5.75% Senior Notes due 2024, among LyondellBasell Industries N.V., as issuer, each of the Guarantors named therein, as guarantors, Wells Fargo Bank, National Association, as trustee, registrar and paying agent, dated as of April 9, 2012 (including form of 5.000% Senior Note due 2019 and form of 5.750% Senior Note due 2024) (incorporated by reference to Exhibit 4.3 to Form 8-K dated April 10, 2012)

4.16

Warrant Agreement by and among LyondellBasell Industries N.V. and Computershare Inc. and Computershare Trust Company, N.A., dated as of April 30, 2010 (incorporated by reference to Exhibit 4.12 to Amendment No. 2 to Form 10 dated July 26, 2010)

5.1*	Legal opinion of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to LyondellBasell Industries N.V.
5.2*	Legal opinion of Cleary Gottlieb Steen & Hamilton LLP, special Dutch counsel to LyondellBasell Industries N.V.
10.1+

Employment agreement by and among James L. Gallogly, Lyondell Chemical Company and LyondellBasell AFGP, dated as of May 14, 2009 (incorporated by reference to Exhibit 10.1 to Form 10 dated April 28, 2010)

10.2+	Compensation terms of C. Kent Potter (incorporated by reference to Exhibit 10.2 to Form 10 dated April 28, 2010)
10.3+	Transition Agreement dated October 10, 2011 between C. Kent Potter and Lyondell Chemical Company (incorporated by reference to Exhibit 10.1 to Form 8-K dated October 11, 2011)
10.4+	Letter Agreement dated October 7, 2011 between Karyn F. Ovelmen and Lyondell Chemical Company (incorporated by reference to Exhibit 10.2 to Form 8-K dated October 11, 2011)
10.5+

Employment agreement by and among Craig B. Glidden, Lyondell Chemical Company and LyondellBasell AFGP, dated as of August 5, 2009 (incorporated by reference to Exhibit 10.3 to Form 10 dated April 28, 2010)

10.6+	Employment agreement by and among Kevin Brown, Lyondell Chemical Company and LyondellBasell AFGP, dated as of March 19, 2010 (incorporated by reference to Exhibit 10.4 to Form 10 dated April 28, 2010)
10.7+

Employment agreement by and among Bhavesh V. Patel, Lyondell Chemical Company and LyondellBasell AFGP, dated as of March 19, 2010 (incorporated by reference to Exhibit 10.5 to Form 10 dated April 28, 2010)

Exhibit Number	Description
10.8+	Employment Agreement, dated as of June 2, 2011 by and among Lyondell Chemical Company and Tim Roberts (incorporated by reference to Exhibit 10.8 to Form 10-K for the year ended December 31, 2011)
10.9+	LyondellBasell Industries N.V. Short-Term Incentive Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.10+	LyondellBasell Industries N.V. Medium Term Incentive Plan (incorporated by reference to Exhibit 10.12 to Form 10 dated April 28, 2010)
10.11+	LyondellBasell Industries N.V. 2010 Long-Term Incentive Plan. (incorporated by reference to Exhibit 10.13 to Form 10 dated April 28, 2010)
10.12+	LyondellBasell U.S. Senior Management Deferral Plan dated March 1, 2012 (incorporated by reference to Exhibit 10.1 to Form 8-K dated March 1, 2012)
10.13+	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.14+	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.15+	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.16+	Form of Stock Appreciation Right Award Agreement (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.17+	Form of Qualified Performance Award Agreement (incorporated by reference to Exhibit 10.16 to Form 10-K for the year ended December 31, 2011)
10.18

Credit Agreement, dated May 4, 2012, among LyondellBasell Industries N.V. and LYB Americas Finance Company, as Borrowers, the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Deutsche Bank Securities Inc., as Syndication Agent and the other parties thereto (incorporated by reference to Exhibit 10.1 to Form 8-K dated May 7, 2012)

10.19

Master Receivables Purchase Agreement dated May 4, 2010 among Basell Sales and Marketing Company B.V., Lyondell Chemie Nederland B.V., Basell Polyolefins Collections Limited, Citicorp Trustee Company Limited and Citibank, N.A., London Branch (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to Form 10 dated July 26, 2010)

12*	Computation of Ratio of Earnings to Fixed Charges.
21	List of subsidiaries of the registrant (incorporated by reference to Exhibit 21 to Form 10-K for the year ended December 31, 2011)
23.1*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)
23.2*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2)
23.3*	Consent of PricewaterhouseCoopers LLP
24*	Powers of Attorney (included on Page II-5 as part of the signature page)
25*	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association

+	Management contract or compensatory plan, contract or arrangement

*	Filed herewith